November 11, 1999



Mr. Denis Taura
Darling International
251 O'Connor Ridge Boulevard
Suite 300
Irving, TX 75038

Dear Denis:

Enclosed is a copy of my letter to Bruce Waterfall dated November 5, 1999.

As I advised you in our telephone conversation today, I have resigned from the Darling Board of Directors, effective immediately.

I have enjoyed working with you and wish you the best of luck in your endeavors to bring the Company back to acceptable levels of profitability.

Very truly yours,



/s/  William L. Westerman
-------------------------
     William L. Westerman

WLW:lj

Enclosure

November 5, 1999



Mr. Bruce Waterfall
Morgens, Waterfall, Vintiadis & Co., Inc.
10 East 50th Street
26th Floor
New York, NY 10022

Dear Bruce:

In view of the Morgens Waterfall's initiation of legal action against the Riviera, and me personally, I believe it is inappropriate for me to continue as a director of Darling International.

Therefore, please accept my resignation as a Director of Darling, effective immediately.

I wish you and Darling management the best of luck in the future.


Very truly yours,



/s/  William L. Westerman
-------------------------
     William L. Westerman

WLW:lj